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                                                                      Exhibit 99



            Too, Inc. Announces Resignation of Two Executive Officers


     NEW ALBANY, Ohio; May 24, 2004 - Too, Inc. (NYSE:TOO) Too, Inc. today announced the resignation of Kent A. Kleeberger as Executive Vice President and Chief Financial Officer of the Company, effective June 23, 2004. Mr. Kleeberger is leaving the company to pursue other career interests.

The company also announced the resignation of James C. Petty as President and General Manager of Limited Too, effective June 23, 2004. Mr. Petty has decided to leave the company to pursue other career interests.

"Kent and Jim have made important contributions to the company and we wish them success in their personal and professional pursuits," said Mike Rayden, Too, Inc. Chairman, President and Chief Executive Officer.

Mr. Rayden said that Chief Operating Officer William May will assume Mr. Kleeberger's responsibilities. Mr. May has worked extensively in corporate finance and has served as chief financial officer during his 29-year career.

Mr. Rayden added that the company will begin an immediate search for Mr. Petty's replacement and that he will assume day-to-day responsibilities for Limited Too until a replacement is named.

Too, Inc. is a leading specialty retailer for young girls. At Limited Too, the company sells apparel, swimwear, sleepwear, underwear, footwear, lifestyle and personal care products for active, fashion-aware `tween (ages 7 to 14) girls. Limited Too currently operates 555 stores in 46 states and Puerto Rico, and publishes a catalog coinciding with key `tween shopping times throughout the year. Limited Too also conducts e-commerce on its Web site, limitedtoo.com. In January 2004, the company launched Justice, a new specialty retail concept for `tween girls, offering sportswear, related accessories and lifestyle items to value-conscious customers, predominantly in "off-the-mall" store locations. Justice currently operates 28 stores in 12 states.

CONTACT: Robert Atkinson, Too, Inc., 614-775-3739

Company Home Page: http://tooinc.com
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